Exhibit 99.2

[JOHNSON OUTDOORS LETTERHEAD]

[DATE]

Dear Option Holder:

        As you know, Johnson Outdoors Inc. (the “Company”) has entered into an Agreement and Plan of Merger, dated as of October 28, 2004 (the “Merger Agreement”), with JO Acquisition Corp. (the “Purchaser”), a newly-formed company established by members of the family of the late Samuel C. Johnson, including Helen P. Johnson-Leipold, the Company’s Chairman and Chief Executive Officer, for the purpose of enabling the Johnson family members to acquire 100% ownership of the Company. Under the terms of the Merger Agreement, subject to shareholder approval, the Purchaser will be merged with the Company (the “Merger”), and each share of the Company’s common stock outstanding at the effective time of the Merger (other than shares held by the Johnson family members, the Company or the Purchaser or held by a person that has perfected dissenters’ rights under Wisconsin law) will be cancelled and converted into the right to receive merger consideration of $20.10 per share in cash.

        In connection with the Merger, you will become entitled to receive a cash payment with respect to the outstanding options to purchase the Company’s common stock that you hold at the effective time of the Merger (each, an “Option”, and, collectively, the “Options”), whether or not those Options are then vested or exercisable, in an amount equal to the sum of the Option Premium Amounts (as defined below) of all of those Options. For each Option, the “Option Premium Amount” will be equal to (A) the excess, if any, of (i) $20.10 (the amount of the per-share merger consideration referenced above) over (ii) the exercise price per share of such Option, multiplied by (B) the number of shares of Company common stock subject to such Option and for which such Option remains unexercised at the effective time of the Merger. Any cash payment to which you may be entitled with respect to your Options as described above will be paid without interest. United States citizens and permanent residents will be subject to required tax withholding. Foreign nationals will receive the gross proceedings and will be personally responsible for any tax reporting and payments in accordance with local country requirements.

        Please return a signed copy of this letter to Kevin Mooney, Vice President, Human Resources, at the address set forth below as soon as possible. By signing this letter, you acknowledge and agree that the cash payment in accordance with the formula set forth above is in full consideration for the cancellation of your Options and any rights you, or anyone claiming through you, may have under the Options. The Company is making arrangements so that payments in respect of Options as described above can be made as soon as practicable following the Merger. However, no such payment will be made to you until we have received your signed copy of this letter.

        The cancellation of your Options and the cash payment, if any, in respect of your Options as described above is contingent on the consummation of the Merger. If the Merger is not consummated, then this notice and your acknowledgement shall be deemed null and void.

        If you have any questions regarding the foregoing, please contact Kevin Mooney, Vice President, Human Resources, at (262) 631-6652.

JOHNSON OUTDOORS INC.

Kevin Mooney
Vice President, Human Resources

ACKNOWLEDGED AND AGREED

___________________________________________
[Name of Option Holder]

Date:__________________________________